AMENDMENT TO investment advisory and service agremeent

This Amendment dated as of the 30th day of November 2015, is made and entered into by and between Capital Group Private Client Services Funds, a Delaware statutory trust (the “Trust”) and Capital Guardian Trust Company, a California corporation (the “Investment Adviser”)

Witnesseth:

WHEREAS, there is now in effect an Investment Advisory and Service Agreement dated January 31, 2011 (the “Agreement”), between the Trust and the Investment Adviser, providing for research and portfolio management services and fund administration services to be furnished to the Trust by the Investment Adviser on certain terms and conditions and subject to certain provisions set forth therein;

WHEREAS, the Trust changed the name of Capital Group Non-U.S. Equity Fund to Capital Group International Equity Fund; and

WHEREAS, the Trust and the Investment Adviser desire to amend the aforementioned Agreement to reflect the name change.

NOW, THEREFORE, the parties agree as follows:

  Effective January 1, 2016, Exhibit A is deleted and replaced with the attached Exhibit A. All references in the Agreement to the portfolios within the Trust are amended to reflect the names on the attached Exhibit A.

  All other provisions of the Agreement remain in effect without change.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate original by their officers thereunto duly authorized, as of the day and year first above written.

CAPITAL GUARDIAN TRUST COMPANY	CAPITAL GROUP PRIVATE CLIENT SERVICES FUNDS

By:	By:
Peter C. Kelly	John S. Armour
Senior Vice President and	President and
Senior Counsel	Principal Executive Officer

Exhibit A

Capital Group Core Municipal Fund

Capital Group Short-Term Municipal Fund

Capital Group California Core Municipal Fund

Capital Group California Short-Term Municipal Fund

Capital Group Core Bond Fund

Capital Group Global Equity Fund

Capital Group International Equity Fund

Capital Group U.S. Equity Fund